Exhibit 2.1
CONTRIBUTION AGREEMENT
BY AND AMONG
WILLIAMS PRODUCTION RMT COMPANY LLC
WILLIAMS ENERGY SERVICES, LLC
WILLIAMS PARTNERS GP LLC,
WILLIAMS PARTNERS L.P.
WILLIAMS PARTNERS OPERATING LLC
AND
WILLIAMS FIELD SERVICES GROUP, LLC
October 26, 2010

ARTICLE 1 DEFINITIONS	2
1.1 Definitions	2
1.2 Construction	9
ARTICLE 2 CONVEYANCE AND CLOSING	9
2.1 Conveyance	9
2.2 Consideration	9
2.3 Closing and Closing Deliveries	10
2.4 Post Closing Financial Responsibilities	11
2.5 Distribution Adjustment	12
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTING PARTIES	14
3.1 Organization	14
3.2 Authority and Approval	15
3.3 No Conflict; Consents	16
3.4 Capitalization; Title to Membership Interests	17
3.5 Financial Information; Undisclosed Liabilities	17
3.6 Internal Controls	18
3.7 Intentionally Omitted	19
3.8 Real Property; Rights-of-Way	19
3.9 Litigation; Laws and Regulations	20
3.10 No Adverse Changes	20
3.11 Taxes	21
3.12 Environmental Matters	21
3.13 Condition of Assets	22
3.14 Licenses; Permits	22
3.15 Contracts	23
3.16 Employees and Employee Benefits	25
3.17 Labor Matters	27
3.18 Transactions with Affiliates	27
3.19 Insurance	27
3.20 Intellectual Property Rights	27
3.21 Investment Company Act	28
3.22 Brokerage Arrangements	28
3.23 Liabilities Associated with Natural Gas Contracts	28
3.24 Books and Records	28
3.25 Investment Intent	29
3.26 Waivers and Disclaimers	29
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES	30
4.1 Organization and Existence	30
4.2 Authority and Approval	31
4.3 No Conflict; Consents	31
4.4 Brokerage Arrangements	32
4.5 Litigation	32

(Continued)

4.6 Valid Issuance; Listing	33
ARTICLE 5 ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS	33
5.1 Operation of the Transferred Assets and Transferred Business	33
5.2 Access	36
5.3 Cooperation; Further Assurances	36
ARTICLE 6 CONDITIONS TO CLOSING	37
6.1 Conditions to the Obligation of the Partnership Parties	37
6.2 Conditions to the Obligation of the Contributing Parties	38
ARTICLE 7 TAX MATTERS	40
7.1 Liability for Taxes	40
7.2 Tax Returns	41
7.3 Tax Treatment of Indemnity Payments	42
7.4 Transfer Taxes	42
7.5 Survival	42
7.6 Conflict	42
ARTICLE 8 TERMINATION	43
8.1 Events of Termination	43
8.2 Effect of Termination	43
ARTICLE 9 INDEMNIFICATION UPON CLOSING	44
9.1 Indemnification of the Partnership Parties	44
9.2 Indemnification of the Contributing Parties	44
9.3 Tax Indemnification	45
9.4 Survival	45
9.5 Demands	45
9.6 Right to Contest and Defend	46
9.7 Cooperation	47
9.8 Right to Participate	47
9.9 Payment of Damages	47
9.10 Limitations on Indemnification	47
9.11 Sole Remedy	48
ARTICLE 10 MISCELLANEOUS	48
10.1 Expenses	48
10.2 Notices	48
10.3 Governing Law	49
10.4 Public Statements	49
10.5 Entire Agreement; Amendments and Waivers	50
10.6 Conflicting Provisions	50
10.7 Binding Effect and Assignment	50
10.8 [Reserved]	50
10.9 Severability	50
10.10 Interpretation	51
10.11 Headings and Disclosure Schedules	51
10.12 Multiple Counterparts	51
10.13 Action by Partnership Parties	51

(Continued)
Exhibits

Exhibit A	—	Form of Conveyance, Contribution and Assumption Agreement
Exhibit B	—	Form of Amended and Restated Secondment Agreement among Williams, the Partnership and the General Partner
Exhibit C	—	Form of Gas Gathering Agreement
Exhibit D	—	Form of Omnibus Agreement
Exhibit E	—	Form of Assignment and Bill of Sale
Disclosure Schedules
Prepared by the Contributing Parties:
Disclosure Schedule 2.3(b)
Disclosure Schedule 3.3
Disclosure Schedule 3.5(a)
Disclosure Schedule 3.5(c)
Disclosure Schedule 3.8(b)
Disclosure Schedule 3.8(c)
Disclosure Schedule 3.9
Disclosure Schedule 3.10
Disclosure Schedule 3.12
Disclosure Schedule 3.14
Disclosure Schedule 3.15
Disclosure Schedule 3.19
Disclosure Schedule 5.1(b)

CONTRIBUTION AGREEMENT
This Contribution Agreement (this “Agreement”) is made and entered into as of October 26, 2010, by and among Williams Production RMT Company LLC (“RMT”), Williams Energy Services, LLC (“WES”), Williams Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner” and together with RMT and WES, the “Contributing Parties”), Williams Partners L.P., a Delaware limited partnership (the “Partnership”), Williams Partners Operating LLC, a Delaware limited liability company (the “Operating Company”), and Williams Field Services Group, LLC, a Delaware limited liability company (“WFSG,” and together with the Partnership and the Operating Company, the “Partnership Parties”).
W I T N E S S E T H:
WHEREAS, prior to the Closing Date, Bargath LLC, a Delaware limited liability company (“Bargath”) will merge with Wilgath LLC, a Delaware limited liability company, with Bargath being the surviving entity.
WHEREAS, prior to the Closing Date, Bargath distributed certain gathering assets to RMT identified on the Assignment, Conveyance, Quitclaim and Bill of Sale attached to the CCA Agreement as Exhibit B.
WHEREAS, prior to the Closing Date, Bargath will distribute its 11.11% membership interest in Fort Union Gas Gathering, L.L.C. (the “Fort Union Interests”) and RMT will accept assignment of, assume and indemnify Bargath against all obligations related to the Fort Union Interests pursuant to the Assignment and Assumption Agreement.
WHEREAS, prior to the Closing Date, RMT shall be the sole member and owner of the membership interests in Bargath.
WHEREAS, the Contributing Parties desire to contribute 100% of the membership interests in Bargath (the “Membership Interests”) and to contribute certain additional gas gathering and compression assets identified on the Assignment and Bill of Sale (the “RMT Assets” and together with the Membership Interests, the “Contributed Interests”) to the Partnership pursuant to the terms of this Agreement and the CCA Agreement in return for the distribution and issuance of the Aggregate Consideration, and the Partnership desires to receive all of such Contributed Interests in exchange for the distribution and issuance of the Aggregate Consideration in accordance with the terms of this Agreement and the CCA Agreement.
WHEREAS, the Conflicts Committee has previously (i) received an opinion of Tudor, Pickering, Holt & Co. Securities, Inc., the financial advisor to the Conflicts Committee, that the consideration to be paid pursuant to the Transaction is fair, from a financial point of view, to the public holders of common units of the Partnership (other than The Williams Companies, Inc. and its Affiliates) and (ii) found the Transaction to be fair and reasonable to the Partnership and its public holders of common units and recommended that the board of directors of the General Partner (the “Board of Directors”) approve the Transaction.

A G R E E M E N T:
NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
1.1 Definitions.
The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:
“Accounting Firm” shall have the meaning ascribed to such term in Section 2.4(b).
“Additional General Partner Units” shall have the meaning ascribed to such term in Section 2.2(a)(iii).
“Additional GP Interest” means $1,600,000.
“Adjustment Period” has the meaning ascribed to such term in Section 2.5(a)(i).
“Affiliate” when used with respect to a Person, means any other Person that directly or indirectly controls, is controlled by or is under common control with such first Person; provided, however, that (i) with respect to the Contributing Parties or Williams, the term “Affiliate” shall exclude each of the Partnership Parties, (ii) with respect to the Partnership Parties, the term “Affiliate” shall exclude each of the Contributing Parties and (iii) the Contributed Company shall be deemed to be an “Affiliate” (x) prior to the Closing, of the Contributing Parties and (y) on and after the Closing, of the Partnership Parties. No Person shall be deemed an Affiliate of any Person solely by reason of the exercise or existence of rights, interests or remedies under this Agreement.
“Aggregate Consideration” shall have the meaning ascribed to such term in Section 2.2(a).
“Agreement” has the meaning ascribed to such term in the preamble.
“Ancillary Agreements” means each of the CCA Agreement, the Gas Gathering Agreement, the Omnibus Agreement, the Assignment and Bill of Sale and the Secondment Agreement.
“Applicable Law” has the meaning ascribed to such term in Section 3.3(a).
“Assignment and Assumption Agreement” means an Assignment, Assumption and Indemnification Agreement substantially in the form attached to the CCA Agreement as Exhibit C.
“Assignment and Bill of Sale” means the Assignment, Conveyance, Quitclaim and Bill of Sale substantially in the form of Exhibit E.

“Associated Employees” has the meaning ascribed to such term in Section 3.16(a).
“Bargath” has the meaning ascribed to such term in the recitals.
“Board of Directors” has the meaning ascribed to such term in the recitals.
“Cash Consideration” shall have the meaning ascribed to such term in Section 2.2(a)(i).
“CCA Agreement” means the Conveyance, Contribution and Assumption Agreement substantially in the form of Exhibit A hereto.
“Ceiling Amount” shall have the meaning ascribed to such term in Section 9.10(a).
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.
“Closing” shall have the meaning ascribed to such term in Section 2.3(a).
“Closing Date” shall have the meaning ascribed to such term in Section 2.3(a).
“Closing Documents” means the Contributing Parties Closing Documents and the Partnership Parties Closing Documents.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Units” has the meaning assigned to such term in the Partnership Agreement.
“Conflicts Committee” means the conflicts committee of the Board of Directors.
“Contributed Company” means, as of the date hereof, Bargath and Wilgath LLC and, as of the Closing Date, Bargath as the surviving entity of a merger with Wilgath LLC and, in each case, if the context so requires, their respective predecessors.
“Contributed Interests” has the meaning ascribed to such term in the recitals.
“Contributing Indemnified Parties” shall have the meaning ascribed to such term in Section 9.2.
“Contributing Parties” has the meaning ascribed to such term in the preamble.
“Contributing Parties Aggregated Group” has the meaning ascribed to such term in Section 3.14(d).
“Contributing Parties Closing Certificate” shall have the meaning ascribed to such term in Section 6.1(a).
“Contributing Parties Closing Documents” means the Ancillary Agreements as executed by the Contributing Parties and their Affiliates, as applicable, and the Contributing Parties Closing Certificates.

“control” and its derivatives, mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Credit Facility” means the Credit Agreement, dated as of February 17, 2010, by and among the Partnership, Transcontinental Gas Pipe Line Company, LLC, Northwest Pipeline GP, the lenders party thereto and Citibank, N.A., as administrative agent.
“Damages” means liabilities and obligations, including all losses, deficiencies, costs, expenses, fines, interest, expenditures, claims, suits, proceedings, judgments, damages, and reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation.
“Deductible Amount” shall have the meaning ascribed to such term in Section 9.10(a).
“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended.
“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended.
“Distribution Adjustment” shall have the meaning ascribed to such term in Section 2.5.
“Effective Date” shall have the meaning ascribed to such term in Section 2.3(a).
“Environmental Laws” means, without limitation, the following laws, in effect as of the Closing Date, as amended: (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act; (xii) the Occupational Safety and Health Act; and (xiii) all laws, statutes, rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Authorities with jurisdiction in the premises and any other federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of human health, safety or the environment, including but not limited to the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to human health or the environment.
“Equity Consideration” shall mean the Common Units and the Additional General Partner Units to be issued pursuant to Section 2.2.
“ERISA” has the meaning ascribed to such term in Section 3.16(b).
“Excluded Working Capital Assets” means any and all cash and cash equivalents, accounts receivable, prepaid expenses and other assets that are expected to convert to cash in less than one year, which are attributable to the Transferred Business. For purposes of clarification, Excluded Working Capital Assets does not include any amounts related to the property, plant and equipment of the Transferred Business.
“Excluded Working Capital Liabilities” notwithstanding the indemnification obligations WFSG shall have under the Omnibus Agreement, means any and all accounts payable to suppliers and vendors, and other accrued expenses that are expected to convert to cash in less than one year, which are attributable to the Transferred Business. For purposes of clarification, Excluded Working Capital Liabilities does not include any amounts related to asset retirement obligations of the Transferred Business.
“Financing Transaction” means designated borrowings by the Partnership under the Credit Facility in an amount determined by the Partnership.
“Fort Union Interests” has the meaning ascribed to such term in the recitals.
“GAAP” means generally accepted accounting principles in the United States of America.
“Gas Gathering Agreement” means the Gas Gathering Agreement substantially in the form of Exhibit C hereto.
“General Partner” has the meaning ascribed to such term in the preamble.
“General Partner Units” shall have the meaning ascribed to such term in the Partnership Agreement.
“Governmental Authority” means any federal, state, municipal or other government, governmental court, department, commission, board, bureau, agency or instrumentality.
“Hazardous Materials” means any substance, whether solid, liquid, or gaseous: (i) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or words of similar meaning or import found in any applicable Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel; or (v) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.
“HSR Act” shall have the meaning ascribed to such term in Section 3.3(b).
“Indemnity Claim” shall have the meaning ascribed to such term in Section 9.5.
“Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trademarks, service marks, trade styles or dress, mask works, copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), works of authorship, moral rights of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, discoveries, improvements, know-how, proprietary rights, formulae, processes, methods, technical and business information, and confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reexaminations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights, and causes of action relating to any of the foregoing.
“Knowledge”, as used in this Agreement with respect to a party hereof, means the actual knowledge of that party’s designated personnel, after reasonable inquiry. The designated personnel for the Contributing Parties are Ralph Hill, Alan Harrison, Gary Belitz, Kevin Vann, Connie Lee Kirkland, Curt Carmichael and Eric Miller. The designated personnel for the Partnership Parties are Alan Armstrong, Don Chappel, Rory Miller, Randy Newcomer, John Porter, Craig Rainey and Tom Sell.
“Lien” means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge or encumbrance.
“Material Contract” has the meaning ascribed to such term in Section 3.15(a).
“Minimum Claim Amount” shall have the meaning ascribed to such term in Section 9.10(a).
“Notice” shall have the meaning ascribed to such term in Section 10.2.
“Membership Interests” has the meaning ascribed to such term in the recitals.
“NYSE” means the New York Stock Exchange.
“Operating Company” has the meaning ascribed to such term in the preamble.
“Omnibus Agreement” means the Omnibus Agreement substantially in the form of Exhibit D hereto.
“Owned Real Property” has the meaning ascribed to such term in Section 3.8(a).
“Partnership” has the meaning ascribed to such term in the preamble.
“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated August 23, 2005, as amended from time to time.
“Partnership Indemnified Parties” shall have the meaning ascribed to such term in Section 9.1.
“Partnership Material Adverse Effect” means a material adverse effect on or material adverse change in the ability of any Partnership Party to perform its obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.

“Partnership Parties” shall have the meaning ascribed to such term in the preamble.
“Partnership Parties Closing Certificates” shall have the meaning ascribed to such term in Section 6.2(a).
“Partnership Parties Closing Documents” means the Ancillary Agreements as executed by the Partnership Parties and the Partnership Parties Closing Certificates.
“Permits” shall have the meaning ascribed to such term in Section 3.14.
“Permitted Liens” means all: (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of any of the Transferred Assets subject thereto; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) title defects or Liens (other than those constituting Liens for the payment of indebtedness), if any, that, individually or in the aggregate, do not or would not impair in any material respect the use or occupancy of the Transferred Assets, taken as a whole; (iv) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty; and (v) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the Transferred Business.
“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity.
“Plans” has the meaning ascribed to such term in Section 3.16(b).
“Private Equity Placement” means the issuance of 1,849,138 Common Units by the Partnership to the Contributing Parties as part of the Aggregate Consideration pursuant to Section 2.2(a).
“Real Property” has the meaning ascribed to such term in Section 3.8 (b).
“Rights-of-Way” has the meaning ascribed to such term in Section 3.8(b).
“RMT” shall have the meaning ascribed to such term in the preamble.
“RMT Assets” shall have the meaning ascribed to such term in the recitals.
“Secondment Agreement” means the Secondment Agreement as amended as of the Closing Date between Williams and/or one or more of its Affiliates, on the one hand, and the Partnership and the General Partner, on the other hand, substantially in the form attached as Exhibit B hereto.
“Tax” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.
“Tax Items” shall have the meaning ascribed to such term in Section 7.2(a).
“Tax Losses” shall have the meaning ascribed to such term in Section 7.1(a).
“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.
“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
“Title IV Plan” shall have the meaning ascribed to such term in Section 3.14(e).
“Transaction” means the contribution of the Contributed Interests in exchange for the Aggregate Consideration.
“Transfer Taxes” shall have the meaning ascribed to such term in Section 7.4.
“Transferred Assets” means the assets owned by the Contributed Company and the RMT Assets.
“Transferred Business” means any businesses conducted or operated using any of the Transferred Assets, including the associated liabilities.
“Transferred Business Material Adverse Effect” means a material adverse effect on or material adverse change in (i) the business, assets, liabilities, properties, financial condition or results of operations of the Transferred Business, other than any effect or change (x) in the natural gas gathering, processing and treating industries generally (including any change in the prices of natural gas, natural gas liquids or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law) or (y) in United States or global economic conditions or financial markets in general; provided, that in the case of clauses (x) and (y) the impact on the Transferred Business is not materially disproportionate to the impact on similarly situated parties, or (ii) the ability of any Contributing Party to perform its obligations under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated by this Agreement or the Ancillary Agreements.
“Unaudited Summary Historical Financial Information” means the unaudited statements of income (loss), as of and for the fiscal years ended December 31, 2007, 2008 and 2009 and for the six month periods ended June 30, 2009 and 2010 and balance sheets as of December 31, 2007, 2008 and 2009 and as of June 30, 2010 for the Transferred Business.

“WFSG” shall have the meaning ascribed to such term in the preamble.
“Williams” means The Williams Companies, Inc., a Delaware corporation.
“Williams Tax Group” means the affiliated group of corporations within the meaning of Section 1504 of the Code which files a consolidated federal income Tax Return and as to which Williams is the common parent, and, in the case of any combined or unitary Tax Return, the group of corporations filing such Tax Return that includes the Contributed Company.
1.2 Construction.
In constructing this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Disclosure Schedule,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Disclosure Schedule, Exhibit, preamble or recitals hereto; and (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and singular and the plural.
ARTICLE 2
CONVEYANCE AND CLOSING
2.1 Conveyance.
Upon the terms and subject to the conditions set forth in this Agreement and in the CCA Agreement, on the Closing Date, the Contributing Parties shall grant, contribute, transfer, assign, and convey the Contributed Interests to the Partnership, and the Partnership shall acquire the Contributed Interests from the Contributing Parties. The Partnership shall further grant, contribute, transfer, assign and convey the RMT Assets to the Contributed Company, and then the Partnership shall grant, contribute, transfer, assign and convey the Membership Interests of the Contributed Company to the Operating Company. The Operating Company shall then grant, contribute, transfer, assign and convey the Membership Interests of the Contributed Company to WFSG.
2.2 Consideration.
(a)	The aggregate consideration to be transferred by the Partnership to the Contributing Parties for the Contributed Interests on the Closing Date (the “Aggregate Consideration”) shall consist of:
(i)	a distribution to the Contributing Parties of an amount equal to $702,000,000 (as adjusted pursuant to Sections 2.4 and 2.5, the “Cash Consideration”);

(ii)	1,849,138 Common Units issued in the Private Equity Placement; and

(iii)	(A) the increase in the capital account of the General Partner by an amount equal to the Additional GP Interest and (B) the issuance of 37,738 General Partner Units to the General Partner, which is equal to 2/98ths of the aggregate number of Common Units issued by the Partnership in the Private Equity Placement (the “Additional General Partner Units”) in consideration for a contribution to the Partnership on behalf of the General Partner of the applicable portion of the Contributed Interests.
(b)	The Cash Consideration shall be distributed by the Partnership to the Contributing Parties at the Closing to the account(s) specified by separate wire or interbank transfer of immediately available funds to the account(s) specified at least two (2) business days prior to the Closing by the Contributing Parties. The Common Units issued in the Private Equity Placement shall be issued subject to the rights, preferences and privileges set forth in the Partnership Agreement, the Delaware Revised Uniform Limited Partnership Act and federal and state securities laws.
2.3	Closing and Closing Deliveries.
(a)	The closing (the “Closing”) of the contribution of the Contributed Interests pursuant to this Agreement and the CCA Agreement will be held at the offices of The Williams Companies, Inc., One Williams Center, Tulsa, OK 74172 on or before the third business day following satisfaction or waiver of the conditions to closing set forth in Article 6, commencing at 10:00 a.m., Tulsa time, or such other place, date and time as may be mutually agreed upon by the parties hereto. The “Closing Date,” as referred to herein, shall mean the date of the Closing. The Closing shall be deemed to be effective as of 12:01 am, Tulsa, Oklahoma time, on the first day of the calendar month in which the Closing Date occurs (the “Effective Date”).
(b)	At the Closing, the Contributing Parties shall deliver, or cause to be delivered, to the Partnership Parties the following:
(i)	A counterpart of each Ancillary Agreement, duly executed by the Contributing Parties, as applicable;

(ii)	A fully executed copy of the Assignment and Assumption Agreement;

(iii)	One or more instruction letters in respect of the Membership Interests directing the Contributed Company to reflect the transfer of such Membership Interests to the Partnership on the books of such Contributed Company;

(iv)	A long-form certificate of good standing of recent date of each of the Contributing Parties and the Contributed Company;

(v)	Foreign qualification certificates of recent date of the Contributed Company for each of the jurisdictions listed opposite its name in Disclosure Schedule 2.3(b); and

(vi)	Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Partnership Parties at least two (2) business days prior to the Closing Date to carry out the intent and purposes of this Agreement.
(c)	At the Closing, the Partnership Parties shall deliver, or cause to be delivered, to the Contributing Parties the following, or shall take the following actions:
(i)	A counterpart of each Ancillary Agreement, duly executed by each Partnership Party, as applicable;

(ii)	The Cash Consideration as provided in Section 2.2(a);

(iii)	An aggregate of 1,849,138 non-certificated Common Units issued in the Private Equity Placement in book entry form for the account(s) specified in advance by the Contributing Parties;

(iv)	The Additional General Partner Units issued in book entry form;

(v)	The capital account of the General Partner shall be increased by the amount of the Additional GP Interest; and

(vi)	Such other certificates, instruments of conveyance and documents as may be reasonably requested by the Contributing Parties at least two (2) business days prior to the Closing Date to carry out the intent and purposes of this Agreement.
2.4 Post Closing Financial Responsibilities.
The Contributing Parties and the Partnership Parties desire to contribute the Transferred Business to the Partnership Parties without any historical working capital balances. Accordingly, as of or prior to the Closing Date, RMT will cause the Transferred Business to transfer, distribute or otherwise dispose of to RMT or any of its Affiliates (other than the Contributed Company) all of the Excluded Working Capital Assets and Excluded Working Capital Liabilities that relate to or originated in periods prior to the Effective Date. Subsequent to the Closing Date, Cash inflows and outflows will be handled as follows:
(a)	Cash Inflows: Cash inflows related to the Transferred Business attributable to any period prior to the Effective Time shall belong to RMT and any such amounts received by the Partnership Parties or, after the Closing Date, the Contributed Company will be reimbursed to RMT within one month after the end of the month in which such amounts were so received. Conversely, cash inflows related to the Transferred Business attributable to any period after the Effective Time shall belong to the Partnership and any such amounts received by RMT or, before the Closing Date, the Contributed Company will be reimbursed to the Partnership Parties within one month after the end of the month in which such amounts were so received.
(b)	Cash Outflows: Cash outflows related to the Transferred Business attributable to any period prior to the Effective Time shall remain the obligation of RMT and any such amounts paid by the Partnership Parties or, after the Closing Date, the Contributed Company will be reimbursed by RMT within one month after the end of the month in which such amounts were so paid. Conversely, cash outflows related to the Transferred Business attributable to any period after the Effective Time shall remain the obligation of the Partnership Parties and any such amounts paid by RMT or, before the Closing Date, the Contributed Company, will be reimbursed by the Partnership Parties within one month after the end of the month in which such amounts were so paid.
2.5 Distribution Adjustment.
(a)	Within ten (10) business days following the announcement of the applicable quarterly distribution, the Contributing Parties shall prepare and deliver, or cause to be prepared and delivered, to the Partnership Parties a statement of its calculation, in reasonable detail, of the amount of the downward adjustment, if any, to the Cash Consideration determined by this Section 2.5(a) (the “Distribution Adjustment”).
(i)	If the Closing Date occurs prior to or on the record date for a distribution by the Partnership of Available Cash (as defined in the Partnership Agreement) pursuant to Section 6.3 of the Partnership Agreement with respect to a calendar quarter prior to the calendar quarter in which the Closing occurs, the Distribution Adjustment shall equal the sum of (a) the product of the amount of such distribution to each Common Unit multiplied by 1,849,138, (b) the product of the amount of such distribution to each General Partner Unit multiplied by 37,738, and (c) the excess of (1) the amount that will be distributed to the holders of the Incentive Distribution Rights (as defined in the Partnership Agreement) for such calendar quarter over (2) the amount that would have been distributed to the holders of the Incentive Distribution Rights for such calendar quarter if the contributions contemplated by the Agreement had not been made and the issuances of Common Units and General Partner Units contemplated by the Agreement had not occurred.

(ii)	If the Closing Date occurs after or on December 1, 2010, the

Distribution Adjustment shall equal the sum of (a) the amount of the distribution to the Common Units issued in the Private Equity Placement with respect to the calendar quarter in which the Closing occurs multiplied by a fraction, (1) the numerator of which is the number of days commencing with the first day of such quarter and ending on the last day of the month preceding the month in which the Closing of the contributions contemplated by the Agreement occurs and (2) the denominator of which is the total number of days in such quarter, (b) the amount of the distribution to the General Partner Units issued pursuant to this Agreement with respect to the calendar quarter in which the Closing occurs multiplied by a fraction, (1) the numerator of which is the number of days commencing with the first day of such quarter and ending on the last day of the month preceding the month in which the Closing of the contributions contemplated by the Agreement occurs and ending with the last day of such quarter and (2) the denominator of which is the total number of days in such quarter, and (c) the product of (1) the excess of (A) the amount that will be distributed to the holders of the Incentive Distribution Rights for such calendar quarter over (B) the amount that would have been distributed to the holders of the Incentive Distribution Rights for such calendar quarter if the contributions contemplated by the Agreement had not been made and the issuances of Common Units and General Partner Units contemplated by the Agreement had not occurred, multiplied by (2) a fraction, (A) the numerator of which is the number of days commencing with the first day of such quarter and ending on the last day of the month preceding the month in which the Closing of the contributions contemplated by the Agreement occurs and (B) the denominator of which is the total number of days in such calendar quarter.

(iii)	For the avoidance of doubt, if the Closing Date occurs after the record date for a distribution by the Partnership of Available Cash (as defined in the Partnership Agreement) pursuant to Section 6.3 of the Partnership Agreement with respect to a calendar quarter prior to the calendar quarter in which the Closing occurs but before December 1, 2010, the Distribution Adjustment shall be $0.
(b)	Within ten (10) business days following receipt by the Partnership of the statement setting forth the Distribution Adjustment, if any, the Partnership, on behalf of itself, the Operating Company and WFSG and acting through the Conflicts Committee, shall deliver written notice to the Contributing Parties of any dispute it has with respect to the preparation or content of the statement setting forth the Distribution Adjustment. In the event the Partnership does not notify the Contributing Parties of a dispute with respect to the statement setting forth the Distribution Adjustment within such ten (10) business day period, such statement setting forth the

Distribution Adjustment will be final, conclusive and binding on the parties hereto. In the event of such notification of a dispute, the Partnership, on behalf of itself, the Operating Company and WFSG and acting through the Conflicts Committee, and the Contributing Parties shall negotiate in good faith to resolve such dispute. If the Contributing Parties and the Partnership, on behalf of itself, the Operating Company and WFSG and acting through the Conflicts Committee, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after the Partnership advises the Contributing Parties of its objections, then the Contributing Parties and the Partnership, on behalf of itself, the Operating Company and WFSG and acting through the Conflicts Committee, jointly shall engage the firm of KPMG LLC, or such other public accounting firm to which the parties hereto may agree (the “Accounting Firm”), to resolve such dispute. The Contributing Parties, on the one hand, and the Partnership (on behalf of itself, the Operating Company and WFSG and acting through the Conflicts Committee), on the other hand, shall furnish or cause to be furnished to the Accounting Firm such work papers and other documents and information relating to the disputed issues as they may deem necessary or appropriate or as the Accounting Firm may request and that are available to that party or its agents. Following the Accounting Firm’s final determination of the Distribution Adjustment, the Accounting Firm shall, within two (2) business days from the date of such final determination, deliver a written notice to the Contributing Parties and the Partnership specifying the Distribution Adjustment. All determinations made by the Accounting Firm shall be final, conclusive and binding on the parties hereto. The Contributing Parties, on the one hand, and the Partnership, on the other hand, shall share equally the fees and expenses of the Accounting Firm.

(c)	If the Distribution Adjustment is a positive amount (as finally determined pursuant to Section 2.5(b)), then the Cash Consideration shall be adjusted downward by such amount and the Contributing Parties shall pay to the Partnership, by wire or interbank transfer of immediately available funds to an account specified in writing by the Partnership, an amount in cash equal to the Distribution Adjustment, within five (5) business days from the date on which the Distribution Adjustment is finally determined pursuant to Section 2.5(b).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTING PARTIES
The Contributing Parties hereby represent and warrant to the Partnership Parties as follows:
3.1 Organization.
(a)	Each of the Contributing Parties is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)	The Contributed Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. The Contributed Company is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Transferred Business Material Adverse Effect. The Contributing Parties have made available to the Partnership Parties true and complete copies of the charter documents, bylaws, certificates of formation, limited liability company agreements, limited partnership agreements or equivalent governing instruments of the Contributed Company in effect as of the date of this Agreement.
3.2 Authority and Approval.
(a)	Each of the Contributing Parties has full limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery by the Contributing Parties of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Contributing Parties have been duly authorized and approved by all requisite limited liability company action on the part of each of the Contributing Parties. This Agreement has been duly executed and delivered by the Contributing Parties and constitutes the valid and legally binding obligation of each of them, enforceable against each of the Contributing Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)	Each of the Contributing Parties has full limited liability company power and authority to execute and deliver each Ancillary Agreement to which it will be a party, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it. The execution and delivery by each of the Contributing Parties of each of the Ancillary Agreements to which it will be a party, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by it have been duly authorized and approved by all requisite limited liability company action on the part of each Contributing Party. When executed and delivered by each of the parties party thereto, each Ancillary Agreement will constitute a valid and legally binding obligation of each of the Contributing Parties party thereto enforceable against each such Contributing Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).
3.3 No Conflict; Consents.
Except as set forth on Disclosure Schedule 3.3:
(a)	the execution, delivery and performance of this Agreement by each of the Contributing Parties does not, and the execution, delivery and performance of each of the Ancillary Agreements by each of the Contributing Parties party thereto will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the charter documents, bylaws, certificates of formation, limited liability company agreements, limited partnership agreements or equivalent governing instruments of any Contributing Party or the Contributed Company, (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any Contributing Party, the Contributed Company, the Transferred Assets or the Transferred Business (“Applicable Law”); (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which any of the Contributing Parties or the Contributed Company is a party or by which it or any of the Transferred Assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the Transferred Assets under any such indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument, except in the case of clauses (ii), (iii) and (iv) for those items which, individually or in the aggregate, would not reasonably be expected to have a Transferred Business Material Adverse Effect; and

(b)	no consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by any of the Contributing Parties or the Contributed Company with respect to the Transferred Assets or the Transferred Business in connection with the execution, delivery, and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for those which individually or in the aggregate would not reasonably be expected to have a Transferred Business Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing), or (iii) pursuant to the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).
3.4 Capitalization; Title to Membership Interests.
(a)	RMT will on the Closing Date own, beneficially and of record, all of the Membership Interests free and clear of all Liens and will convey good and marketable title to the Contributed Interests to the Partnership. The Membership Interests are not subject to any agreements or understandings with respect to the voting or transfer of any of the Membership Interests (except the contribution of the Membership Interests contemplated by this Agreement and restrictions under applicable federal and state securities laws). The Membership Interests have been duly authorized and are validly issued, fully paid (to the extent required under the limited liability company agreement of the Contributed Company) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware LLC Act). On the Closing Date, RMT will be the sole member of the Contributed Company.

(b)	There are no outstanding subscriptions, options, warrants, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights issued or granted by, or binding upon, any of the Contributing Parties or Contributed Company to purchase or otherwise acquire or to sell or otherwise dispose of the Membership Interests, except as contemplated by this Agreement or the CCA Agreement.
3.5 Financial Information; Undisclosed Liabilities.
(a)	The Contributing Parties have provided the Partnership with the Unaudited Summary Historical Financial Information set forth in

Disclosure Schedule 3.5(a). The Unaudited Summary Historical Financial Information presents fairly in all material respects the financial position of the Transferred Business as of the dates thereof and for the periods then ended and the results of operations of the Transferred Business for the period covered thereby, subject to normal and recurring adjustments. Except as set forth on Disclosure Schedule 3.5(a), there are no off-balance sheet arrangements that have or are reasonably likely to have a Transferred Business Material Adverse Effect. The Unaudited Summary Historical Financial Information has been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (subject to the absence of a statement of cash flows and financial statement footnotes) consistently applied throughout the periods covered thereby. There were no changes in the method of application of the Contributed Company’s accounting policies or changes in the method of applying the Contributed Company’s use of estimates in the preparation of the Unaudited Summary Historical Financial Information as compared with past practice.
(b)	The Partnership’s acquisition of the Contributed Company, the RMT Assets and the Transferred Business will not require the filing by the Partnership with the Securities and Exchange Commission of acquisition financial statements pursuant to Rule 3-05 of Regulation S-X of the Securities Exchange Act of 1934, as amended.
(c)	There are no liabilities or obligations of the Contributed Company or the Transferred Business of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) liabilities or obligations reflected or reserved against it in the Unaudited Summary Historical Financial Information, (ii) current liabilities incurred in the ordinary course of business since June 30, 2010, (iii) liabilities or obligations set forth on Disclosure Schedule 3.5(c) and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, reasonably be expected to have a Transferred Business Material Adverse Effect.
3.6 Internal Controls.
The Contributed Company’s system of internal controls over financial reporting is sufficient to provide reasonable assurance (a) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (b) that transactions are executed only in accordance with the authorization of management and (c) regarding the prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Contributed Company.

3.7 Intentionally Omitted.
3.8 Real Property; Rights-of-Way.
(a)	The Contributed Company and, to the extent relating to the RMT Assets, RMT has (i) good and marketable title to all real property it owns in fee simple and the improvements located thereon (the “Owned Real Property”), and (ii) good title to all tangible personal property that comprise the Transferred Assets, all of which are sufficient for the operation of the Transferred Business as presently conducted, free and clear of all Liens except Permitted Liens, except as would not reasonably be expected to have a Transferred Business Material Adverse Effect; provided that, with respect to any real property and buildings held under lease by the Contributed Company, such real property and buildings are held under valid and subsisting and enforceable leases with such exceptions as do not materially interfere with the use of the properties of the Contributed Company taken as a whole as they have been used consistent with past practice of the Transferred Business.
(b)	The Contributed Company and, to the extent relating to the RMT Assets, RMT has such consents, easements, rights-of-way, permits and licenses from each Person, including Governmental Authorities, (collectively, “Rights-of-Way” and together with the Owned Real Property, the “Real Property”) as are sufficient to conduct the Transferred Business substantially in accordance with past practice, except for such Rights-of-Way the absence of which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Transferred Business Material Adverse Effect. Except as set forth on Disclosure Schedule 3.8(b), the Contributed Company and, to the extent relating to the RMT Assets, RMT has fulfilled and performed all its material obligations with respect to such Rights-of-Way and no default or other event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Transferred Business Material Adverse Effect; and none of such Rights-of-Way contains any restriction that is materially burdensome to the Contributed Company and, to the extent relating to the RMT Assets, RMT, taken as a whole.
(c)	Except as set forth on Disclosure Schedule 3.8(c), (i) (A) there are no pending proceedings or actions to modify the zoning classification of, or to condemn or take by power of eminent domain or other similar proceeding, all or any of the Transferred Assets and (B) neither Contributing Party has any Knowledge of any such threatened proceeding or action, which (in either case), if pursued, would reasonably be expected to have a Transferred Business Material Adverse Effect, (ii) to the extent located in jurisdictions subject to zoning, the Real Property is properly zoned for the existence, occupancy and use of all of the improvements located thereon, except as would not reasonably be expected to have a Transferred Business Material Adverse Effect, and (iii) none of such improvements are subject to any conditional use permits or “permitted non-conforming use” or “permitted non-conforming structure” classifications or similar permits or classifications, except as would not, either currently or in the case of a rebuilding of or additional construction of improvements, reasonably be expected to have a Transferred Business Material Adverse Effect.
3.9 Litigation; Laws and Regulations.
Except as set forth on Disclosure Schedule 3.9 to the Knowledge of the Contributing Parties:
(a)	There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the Contributing Parties’ Knowledge, threatened against or affecting the Contributed Company, the Transferred Assets, the Transferred Business or any of the operations of the Contributing Parties related thereto or (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against or affecting the Contributed Company, the Transferred Assets, the Transferred Business or any of the operations of the Contributing Parties related thereto, except in each case, for those items that would not, individually or in the aggregate, reasonably be expected to have a Transferred Business Material Adverse Effect.
(b)	None of the Contributing Parties or the Contributed Company is in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Transferred Business Material Adverse Effect.
3.10 No Adverse Changes.
Except as set forth on Disclosure Schedule 3.10, since June 30, 2010 to the Knowledge of the Contributing Parties:
(a)	there has not been a Transferred Business Material Adverse Effect;

(b)	the Transferred Business and the Transferred Assets have been operated and maintained consistent with the standard set forth in Section 5.1(a);

(c)	there has not been any material damage, destruction or loss to any material portion of the Transferred Assets, whether or not covered by insurance;

(d)	there has been no delay in, or postponement of, the payment of any liabilities related to the Contributed Company, the Transferred Business or

the Transferred Assets, individually or in the aggregate, in excess of $5,000,000;

(e)	none of the items described in Section 5.1(b), but excluding the items described in Section 5.1(b)(xiv), has occurred; and

(f)	there is no contract, commitment or agreement to do any of the foregoing.
3.11 Taxes.
(a)	Except as would not reasonably be expected to have a Transferred Business Material Adverse Effect, (i) all Tax Returns required to be filed by or with respect to the Contributed Company, the Transferred Business or the Transferred Assets have been filed on a timely basis (taking into account all extensions of due dates); (ii) all Taxes owed by the Contributed Company or the Contributing Parties or any of their Affiliates with respect to the Transferred Assets or the Transferred Business, which are or have become due, have been timely paid in full; (iii) there are no Liens on any of the Transferred Assets that arose in connection with any failure (or alleged failure) to pay any Tax on any of the Transferred Assets or the Transferred Business, other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; and (iv) there is no pending action, proceeding or investigation for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to the Contributed Company, the Transferred Business or the Transferred Assets.
(b)	For the taxable year ended December 31, 2011, more than 90% of the gross income of the Transferred Business and the Contributed Company will be income from the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting gas, oil, or products thereof), storage or marketing of any mineral or natural resource, including oil, gas or products thereof which come from either a crude oil refinery or a natural gas processing facility, or other items of income as to which counsel has opined or will opine are “qualifying income” within the meaning of Section 7704(d) of the Code.
3.12 Environmental Matters.
Except as disclosed in Disclosure Schedule 3.12, or as would not reasonably be expected, individually or in the aggregate, to have a Transferred Business Material Adverse Effect: (a) the Contributed Company, the Transferred Business, the Transferred Assets and the Contributing Parties’ operations relating thereto are in compliance with applicable Environmental Laws; (b) no circumstances exist with respect to the Contributed Company, the Transferred Business, the Transferred Assets or the Contributing Parties’ operations relating thereto that give rise to an obligation by any Contributing Party, or the Contributed Company to investigate, remediate, monitor or otherwise address the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (c) the Contributed Company, the Transferred Assets, the Transferred Business and the Contributing Parties’ operations related thereto are not subject to any pending or, to the Knowledge of the Contributing Party, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state law); (d) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by the Contributed Company, with respect to the Transferred Assets or the Transferred Business, by any Contributing Party under any Environmental Law in connection with the Transferred Business, the Transferred Assets or the Contributing Parties’ operations relating thereto have been duly obtained or filed and are valid and currently in effect and will be legally usable by, and in the process of ownership transfer to, the Contributed Company at the time of the Closing or have been waived; (e) there has been no release of any Hazardous Material into the environment by the Contributed Company, the Transferred Assets, or the Contributing Parties’ operations relating thereto, except in compliance with applicable Environmental Law.
3.13 Condition of Assets.
The Transferred Assets have been maintained and repaired in the same manner as would a prudent operator of such assets and have been used by the Contributed Company and the Transferred Business in the ordinary course of business and remain as of the date hereof in suitable and adequate condition for such continued use excluding normal wear and tear. The Transferred Assets are adequate to conduct the Transferred Business substantially in accordance with past practice.
3.14 Licenses; Permits.
(a)	As of the date of this Agreement, except as set forth in Disclosure Schedule 3.14, the Contributed Company or RMT has all licenses, permits and authorizations issued or granted or waived by Governmental Authorities that are necessary for the conduct of the Transferred Business as now being conducted (collectively, “Permits”), except in each case for such items which the failure to obtain or have waived would not result in a Transferred Business Material Adverse Effect.

(b)	All Permits are validly held by the Contributed Company or RMT and are in full force and effect, except as would not reasonably be expected to have a Transferred Business Material Adverse Effect.

(c)	The Contributed Company or RMT has complied with all terms and conditions of the Permits, except as would not reasonably be expected to have a Transferred Business Material Adverse Effect.

(d)	The Permits (including such Permits that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing), will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Transferred Business Material Adverse Effect.

(e)	No proceeding is pending or, to any Contributing Party’s Knowledge, threatened with respect to any alleged failure by the Contributed Company or RMT to have any material Permit necessary for the operation of any Transferred Asset or the conduct of the Transferred Business or to be in compliance therewith.
3.15 Contracts.
(a)	Disclosure Schedule 3.15 contains a true and complete listing of the following contracts and other agreements with respect to the Transferred Assets or the Transferred Business, to which (i) any Contributing Party or (ii) the Contributed Company is, or immediately after the Closing will be, a party (each such contract or agreement being referred to herein as a “Material Contract”):
(i)	any natural gas gathering, processing, treating, purchase or other agreement (or group of related agreements with the same Person) that involves annual revenues or payments in excess of $5,000,000;

(ii)	any agreement (or group of related agreements with the same Person) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000,000 per annum;

(iii)	any agreement (or group of related agreements with the same Person) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which is reasonably expected to involve annual consideration in excess of $5,000,000;

(iv)	any agreement concerning a partnership, joint venture, investment or other arrangement (A) involving a sharing of profits or losses relating to all or any portion of the business of the Contributed Company or the Transferred Business, or (B) requiring the Contributed Company to invest funds in or make loans to, or purchase any securities of, another Person, venture or other business enterprise, in each case, that could reasonably be expected to be in excess of $5,000,000;

(v)	any agreement (or group of related agreements with the same Person) with respect to the creation, incurrence, assumption, or guaranteeing of any indebtedness for borrowed money, or any capitalized lease obligation;

(vi)	any agreement that prohibits or otherwise materially limits the ability of such Contributing Party (to the extent applicable to the Transferred Business) or Contributed Company to compete in any material respect in any line of business or with any Person or in any material geographic area during any period of time after the Closing;

(vii)	any agreement with any Contributing Party (to the extent applicable to the Transferred Business) or Contributed Company that individually involves annual revenues or payments in excess of $1,000,000;

(viii)	any collective bargaining agreement;

(ix)	any lease under which the Contributed Company is the lessor or lessee of real property that provides for an annual base rental to or from the Contributed Company or, to the extent relating to the RMT Assets, RMT of more than $1,000,000;

(x)	any easement agreement, right-of-way agreement, license or permit involving an annual payment of more than $1,000,000;

(xi)	any agreement that governs the use or development of Intellectual Property (other than off-the-shelf software license agreements);

(xii)	any agreement under which the consequences of a default or termination would reasonably be expected to have a Transferred Business Material Adverse Effect; or

(xiii)	any other agreement (or group of related agreements with the same Person) not enumerated in this Section 3.15, the performance of which by any party thereto involves consideration in excess of $5,000,000.
(b)	The Contributing Parties have made available to the Partnership Parties a correct and complete copy of each written agreement listed in Disclosure Schedule 3.15.
(c)	With respect to the Transferred Assets: (A) each Material Contract is legal, valid and binding on and enforceable against the Contributed Company or RMT, as applicable, and in full force and effect; (B) each Material Contract will continue to be legal, valid and binding on and enforceable against the Contributed Company or RMT, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (C) the Contributed

Company or RMT is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification, or acceleration, under the Material Contract; and (D) to the Contributing Parties’ Knowledge, no other party to any Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Material Contract.
3.16 Employees and Employee Benefits.
(a)	None of the employees of the Contributing Parties or their Affiliates who provide exclusive or shared services to the Transferred Assets or the Transferred Business (collectively, the “Associated Employees”) are covered by a collective bargaining agreement. Except as would not result in any liability to the Partnership Parties or the Contributed Company or as set forth on Disclosure Schedule 3.16(a), there are no facts or circumstances that have resulted or would reasonably be expected to result in a claim on behalf of an individual or a class in excess of $250,000 for unlawful discrimination, unpaid overtime or any other violation of state or federal laws relating to employment of the Associated Employees.
(b)	As of the Closing Date, except with respect to the Secondment Agreement and/or the Partnership Agreement, the Contributed Company does not sponsor, maintain or contribute to, or have any legal or equitable obligation to establish, any compensation or benefit plan, agreement, program or policy (whether written or oral, formal or informal) for the benefit of any present or former directors, officers, employees, agents, consultants or other similar representatives, including, but not limited to, any “employee benefit plan” as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (the foregoing are hereinafter collectively referred to as “Plans”). All Plans in which Associated Employees participate are sponsored or maintained by a Contributing Party or its Affiliate.
(c)	Except as would not result in any liability to the Partnership Parties or the Contributed Company, (i) each Plan in which Associated Employees participate and that is intended to be qualified under Section 401(a) of the Code is and has been so qualified in form, and (ii) each Plan in which Associated Employees participate is and has been operated and maintained in material compliance with its terms and the provisions of all Applicable Laws, rules and regulations, including, without limitation, ERISA and the Code.

(d)	With respect to any Plan that the Contributing Parties (or any entity treated as a single employer with a Contributing Party for purposes of Section 414 of the Code or Section 4001(a)(14) of ERISA (the “Contributing Party Aggregated Group”)) has maintained within the last six years or has had any obligation to contribute to within the past six years, (i) except for an event described in Section 4043(c)(3) of ERISA and except for an event that would not impose any liability on the Partnership Parties or the Contributed Company, there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, for which the thirty (30) day reporting requirement has not been waived, and the transactions contemplated by this Agreement will not result in such a “reportable event” for which a waiver does not apply, (ii) none of the Contributed Company, the Contributing Parties or any member of the Contributing Party Aggregated Group has incurred any direct or indirect liability under Title IV of ERISA other than liability for premiums to the Pension Benefit Guaranty Corporation that have been timely paid and other than any liabilities for which the Contributed Company has no direct or indirect responsibility or obligation and (iii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived that, in either case, would give rise to a Lien on any of the Transferred Assets or that would reasonably be expected to result in a Transferred Business Material Adverse Effect. None of the Contributed Company, the Contributing Parties or any member of the Contributing Party Aggregated Group contributes to, or has an obligation to contribute to, and has not within six years prior to the Closing Date contributed to, or had an obligation to contribute to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA (x) that is, or is reasonably expected to be in “critical” or “endangered” status as defined in Section 432 of the Code or Section 305 of ERISA, or (y) in respect of which the Contributed Company, a Contributing Party or any member of the Contributing Party Aggregated Group has or may reasonably be expected to incur any withdrawal liability (as defined in Section 4201 of ERISA).
(e)	The present value of the aggregate benefit liabilities under each of the Plans subject to Title IV of ERISA (other than multiemployer plans) (the “Title IV Plans”), determined as of the end of such Title IV Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Title IV Plan’s actuarial valuation report for such plan year, did not exceed the aggregate current value of the assets of such Title IV Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
(f)	Except as would not result in any liability to the Contributed Company (other than with respect to liability of the Contributed Company arising from it being a party to a Secondment Agreement or the Partnership Agreement), the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any subsequent employment-related event) result in any payment becoming due, result in the acceleration of the time of payment or vesting of any such benefits, result in the incurrence or acceleration of any other obligation related to the Plans or to any employee or former employee of any Contributing Party or any of its Affiliates.
(g)	All costs and liabilities associated with Associated Employees and any former employees who have provided services with respect to the Transferred Business or the Transferred Assets have been allocated in good faith amongst the Contributing Parties and their Affiliates and the Contributed Company.
3.17 Labor Matters.
There is no labor strike, or other material dispute, slowdown or stoppage pending or, to the Knowledge of the Contributing Parties, threatened against any Contributing Party, the Contributed Company or Williams with respect to any employee that will be providing services in connection with the Transferred Business and the Transferred Assets.
3.18 Transactions with Affiliates.
Except as otherwise contemplated in this Agreement or as set forth on Disclosure Schedule 3.18, the Contributed Company is not a party to, and immediately after Closing will not be party to, any agreement, contract or arrangement between such Contributed Company, on the one hand, and any of its Affiliates, on the other hand, other than those entered into in the ordinary course of business relating to the provision of natural gas gathering, processing, treating or the purchase or sale of natural gas for fuel or system requirements.
3.19 Insurance.
Except as set forth in Disclosure Schedule 3.19, the Transferred Assets are covered by, and immediately after the Closing will be, insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the natural gas gathering, processing and treating industry and consistent with past practice. All such insurance policies are, and after Closing will continue, in full force and effect and all premiums due and payable on such policies have been paid. No notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received by any Contributing Party other than in the ordinary course of business.
3.20 Intellectual Property Rights.
The Contributed Company or, to the extent relating to the RMT Assets, RMT owns or has the right to use all Intellectual Property necessary for or used in the conduct of its business as currently conducted by the Transferred Business, and its products and services do not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party. All Intellectual Property owned by the Contributed Company or that comprises a part of the Transferred Business or the Transferred Assets is free and clear of all Liens (other than Permitted Liens). Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, a breach or termination of, or cancellation or reduction in rights of the Contributed Company under any contract providing for the license of any Intellectual Property to such Contributed Company, the Transferred Business or the Transferred Assets except for any such terminations, cancellations or reductions that, individually or in the aggregate, would not have a Transferred Business Material Adverse Effect. There is no Intellectual Property-related action, suit, proceeding, hearing, investigation, notice or complaint pending or threatened, by any third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to the Transferred Business, the Transferred Assets or the Contributed Company’s operations relating thereto, nor has any claim or demand been made by any third party that alleges any infringement, misappropriation, or violation of any Intellectual Property of any third party, or unfair competition or trade practices by the Contributed Company or related to the Transferred Business or Transferred Assets. Except as would not result in a Transferred Business Material Adverse Effect, each of the Contributed Company and RMT has taken reasonable measures to protect the confidentiality of all material trade secrets.
3.21 Investment Company Act.
None of the Contributing Parties or the Contributed Company is, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.
3.22 Brokerage Arrangements.
The Contributing Parties have not entered (directly or indirectly) into any agreement with any Person that would obligate any Contributing Party to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement, the CCA Agreement or the transactions contemplated hereby or thereby.
3.23 Liabilities Associated with Natural Gas Contracts.
Except as set forth in Disclosure Schedule 3.23, there has been no misallocation, calculation error, measurement problem or similar event relating to the performance under any natural gas gathering, processing or treating contract by which the Contributed Company or the Transferred Assets are bound that would give rise to a correcting adjustment under any such contract that would reasonably be expected to result in a liability to the Partnership Parties in excess of $1,000,000.
3.24 Books and Records.
Accurate copies of the respective books of account, minute books, stock or other equity record books of the Contributed Company have been made available for inspection to the Partnership Parties.

3.25 Investment Intent.
The Contributing Parties have substantial experience in analyzing and investing in entities like the Partnership and are capable of evaluating the merits and risks of their investment in the Partnership. The Contributing Parties are being issued the Equity Consideration solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. The Contributing Parties acknowledge that the Equity Consideration will not be registered under the Securities Act or any applicable state securities law, and that such Equity Consideration may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable. The Contributing Parties acknowledge that each certificate representing the Equity Consideration shall bear a legend in substantially the following form:
THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF WILLIAMS PARTNERS L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF WILLIAMS PARTNERS L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE WILLIAMS PARTNERS L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). WILLIAMS PARTNERS GP LLC, THE GENERAL PARTNER OF WILLIAMS PARTNERS L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF WILLIAMS PARTNERS L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.
3.26 Waivers and Disclaimers.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT AND THE CONTRIBUTING PARTIES CLOSING DOCUMENTS, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE CONTRIBUTING PARTIES IN THIS AGREEMENT, THE CONTRIBUTING PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR

STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE TRANSFERRED ASSETS INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE TRANSFERRED ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THE TRANSFERRED ASSETS, (B) THE INCOME TO BE DERIVED FROM THE TRANSFERRED ASSETS, (C) THE SUITABILITY OF THE TRANSFERRED ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THE TRANSFERRED ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE TRANSFERRED ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR IN THE CONTRIBUTING PARTIES CLOSING DOCUMENTS, NEITHER THE CONTRIBUTING PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO ANY CONTRIBUTING PARTY, THE TRANSFERRED BUSINESS OR THE TRANSFERRED ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 3.26 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE CONTRIBUTING PARTIES, THE CONTRIBUTED COMPANY, THE TRANSFERRED BUSINESS OR THE TRANSFERRED ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES
The Partnership Parties hereby represent and warrant to the Contributing Parties as follows:
4.1 Organization and Existence.
The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. The Operating Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

4.2 Authority and Approval.
(a)	Each of the Partnership Parties has full limited partnership or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Partnership Parties have been duly authorized and approved by all requisite limited partnership action or limited liability company action, as applicable, of each of the Partnership Parties. This Agreement has been duly executed and delivered by each of the Partnership Parties and constitutes the valid and legally binding obligation of each of them, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)	Each of the Partnership Parties has full limited partnership or limited liability company power and authority, as applicable, to execute and deliver each Ancillary Agreement to which it is a party or signatory, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it. The execution and delivery by each of the Partnership Parties of each of the Ancillary Agreements to which it will be a party, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by it have been duly authorized and approved by all requisite limited partnership action or limited liability company action, as applicable, of each of the Partnership Parties. When executed and delivered by each of the parties party thereto, each Ancillary Agreement will constitute a valid and legally binding obligation of each of the Partnership Parties that is a party thereto, enforceable against each such Partnership Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).
4.3 No Conflict; Consents.
(a)	This execution, delivery and performance of this Agreement by the Partnership Parties does not, and the execution, delivery and performance by each of the Partnership Parties of each of the Ancillary Agreements by the Partnership Parties party thereto will not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the certificates of formation, limited liability company agreements, limited partnership agreements or equivalent governing instruments of any Partnership Party; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to any of such Partnership Parties or any property or asset of such Partnership Parties; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which any of such Partnership Parties is a party or by which either of them is bound or to which any of their property is subject, except in the case of clauses (ii) or (iii), for those items which individually or in the aggregate would not reasonably be expected to have a Partnership Material Adverse Effect; and

(b)	no consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to the Partnership Parties in connection with the execution, delivery, and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for those which individually or in the aggregate would not reasonably be expected to have a Partnership Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing), or (iii) pursuant to the applicable requirements, if any, of the HSR Act.
4.4 Brokerage Arrangements.
None of the Partnership Parties has entered (directly or indirectly) into any agreement with any Person that would obligate the Partnership Parties or any of their Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement, the CCA Agreement or the transactions contemplated hereby or thereby.
4.5 Litigation.
There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, or to the Partnership Parties’ Knowledge, threatened that (a) questions or involves the validity or enforceability of any of the Partnership Parties’

obligations under this Agreement or any of the Ancillary Agreements or (b) seeks (or reasonably might be expected to seek) (i) to prevent or delay the consummation by the Partnership Parties of the transactions contemplated by this Agreement or any of the Ancillary Agreements or (ii) damages in connection with any such consummation.
4.6 Valid Issuance; Listing.
(a)	The offer and sale of the Common Units in the Private Equity Placement and the limited partner interests represented thereby have been duly authorized by the Partnership pursuant to the Partnership Agreement and, when issued and delivered to the Contributing Parties in accordance with the terms of this Agreement and the Partnership Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act), will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Partnership Agreement and under applicable state and federal securities laws.

(b)	The Partnership’s currently outstanding Common Units are listed on the NYSE, and the Partnership has not received any notice of delisting.
ARTICLE 5
ADDITIONAL AGREEMENTS,
COVENANTS, RIGHTS AND OBLIGATIONS
5.1 Operation of the Transferred Assets and Transferred Business.
(a)	Except as provided by this Agreement or the Ancillary Agreements (including, for purposes of clarification, any movement of ownership interests or reorganizations internal to the entities controlled directly or indirectly by Williams and its Affiliates other than the Contributing Parties that are necessary to position the Contributed Interests for contribution pursuant to the terms of this Agreement and the CCA Agreement) or as consented to by the Partnership Parties, during the period from the date of this Agreement through the Closing Date, the Contributing Parties shall and shall cause the Contributed Company to:
(i)	conduct its business and operations relating to the Transferred Assets and the Transferred Business in the usual and ordinary course thereof; and

(ii)	preserve, maintain and protect the Transferred Assets and Transferred Business and operations related thereto as are now being conducted;
provided, however, the Contributing Parties shall not, to the extent commercially unreasonable, be required to make any payments or enter into any contractual arrangements or understandings to satisfy the foregoing obligations in this Section 5.1.
(b)	Except (i) as provided by this Agreement or the Ancillary Agreements (including, for purposes of clarification, any movement of ownership interests or reorganizations internal to the entities controlled directly or indirectly by Williams and its Affiliates other than the Contributing Parties that are necessary to position the Contributed Interests for contribution pursuant to the terms of this Agreement and the CCA Agreement), (ii) as set forth in Disclosure Schedule 5.1(b) or (iii) as consented to by the Partnership Parties, during the period from the date of this Agreement through the Closing Date, the Contributing Parties shall not (to the extent such action would affect the Transferred Assets or the Transferred Business), and shall not permit the Contributed Company to:
(i)	amend its organizational documents;

(ii)	liquidate, dissolve, recapitalize or otherwise wind up its business;

(iii)	make any material change in any method of accounting or accounting principles, practices or policies, other than those required by GAAP or Applicable Law;

(iv)	make, amend or revoke any material election with respect to Taxes;

(v)	enter into any Material Contract, or terminate any Material Contract or amend any Material Contract in any material respect, in each case, other than in the ordinary course of business;

(vi)	purchase or otherwise acquire (including by lease) any asset or business of, or any equity interest in, any Person for consideration in excess of $20,000,000 to the extent such asset, business or equity interest would constitute a Transferred Asset or a Transferred Business;

(vii)	sell, lease or otherwise dispose of any asset included in the Transferred Assets for consideration in excess of $20,000,000;

(viii)	take any action, refrain from taking any action, or enter into any agreement or contract that would result in the imposition of any Lien (other than Permitted Liens) on any of the Transferred Assets;

(ix)	file any material lawsuit with respect to the Transferred Assets or the Transferred Business;

(x)	cancel, compromise, waive, release or settle any right, claim or lawsuit with respect to the Transferred Assets or the Transferred

Business other than immaterial rights and claims in the ordinary course of business consistent with past practice;

(xi)	undertake any capital project with respect to the Transferred Assets or the Transferred Business in excess of $20,000,000, other than reasonable capital expenditures in connection with any emergency or force majeure events;

(xii)	merge or consolidate with any Person;

(xiii)	make any loan to any Person (other than extensions of credit to customers in the ordinary course of business and intercompany loans under Williams’ cash management system in accordance with past practice);

(xiv)	enter into any transactions with any Contributing Party or its Affiliates, except as contemplated by this Agreement or, in the ordinary course of business, for the provision of natural gas gathering, processing or treating services or for the purchase or sale of natural gas for fuel or system requirements, in each case, on commercially reasonable terms;

(xv)	with respect to the Contributed Company, issue or sell any equity interests, notes, bonds or other securities, or any option, warrant or right to acquire the same or incur, assume or guarantee any indebtedness for borrowed money;

(xvi)	with respect to the Contributed Company, make any distribution with respect to its equity interests or redeem, purchase, or otherwise acquire any of its equity interests;

(xvii)	fail to maintain in full force and effect insurance policies covering the Contributed Company, the Transferred Assets and the Transferred Business in a form and amount consistent with those disclosed in Disclosure Schedule 3.19 or customary industry practice;

(xviii)	acquire, commence or conduct any activity or business that may generate income for federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Code), except to the extent such activity or business is being conducted on the date of this Agreement;

(xix)	take any action that would reasonably be expected to result in any representation and warranty of the Contributing Parties set forth in this Agreement becoming untrue in any material respect;

(xx)	fail to make any minimum required contributions to a Title IV Plan or fail to use commercially reasonable efforts to ensure that no Title IV Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); or

(xxi)	agree, whether in writing or otherwise, to do any of the foregoing.
5.2 Access.
The Contributing Parties shall afford the Partnership Parties and their authorized representatives reasonable access during normal business hours to management personnel and financial, title, tax, corporate and legal materials and operating data and information relating to the Contributed Company, the Transferred Assets, and the Transferred Business and shall furnish to the Partnership Parties such other information as they may reasonably request, unless any such access and disclosure would violate the terms of any agreement to which the any of the Contributing Parties or any of their respective Affiliates or the Contributed Company is bound or any Applicable Law.
5.3 Cooperation; Further Assurances.
(a)	The Contributing Parties shall cooperate with the Partnership Parties to assist in identifying all licenses, authorizations or permits necessary to conduct the Transferred Business and own and operate the Transferred Assets from and after the Closing Date and, where necessary and permissible, transfer existing licenses, authorizations and permits to the Partnership Parties and, where not permissible, assist the Partnership Parties in obtaining new licenses, authorizations or permits at no cost, fee or liability to the Partnership Parties.
(b)	The Contributing Party and the Partnership Parties shall use their respective commercially reasonable efforts (i) to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement and the Ancillary Agreements, including any approvals and consents required by the HSR Act, and (ii) to ensure that all of the conditions to the respective obligations of such parties contained in Sections 6.1 and 6.2, respectively, are satisfied timely. Each of the parties acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Agreement and the Ancillary Agreements such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each agrees to take all appropriate action and to do all things necessary, proper or advisable under Applicable Laws and regulations to make effective the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement or any Ancillary Agreement.
ARTICLE 6
CONDITIONS TO CLOSING
6.1 Conditions to the Obligation of the Partnership Parties.
The obligation of the Partnership Parties to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by the Partnership Parties:
(a)	The representations and warranties of the Contributing Parties set forth in this Agreement shall be true and correct (without giving effect to any materiality standard or Transferred Business Material Adverse Effect qualification) as of the date of this Agreement and on the Closing Date as if made on such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct (without giving effect to any materiality standard or Transferred Business Material Adverse Effect qualification) as of such specified date, except, in each case, to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Transferred Business Material Adverse Effect. The Contributing Parties shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing. The Contributing Parties shall have delivered to the Partnership Parties a certificate, dated as of the Closing Date and signed by an authorized officer of such Contributing Party, confirming the foregoing matters set forth in this Section 6.1(a) (collectively, the “Contributing Party Closing Certificates”).

(b)	All necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement (including any required by the HSR Act) shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(c)	All necessary consents of any Person not a party hereto, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, including any consents set forth on Disclosure Schedule 3.3.

(d)	No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated hereby or to recover damages in connection therewith.

(e)	Since the date of this Agreement, there shall not have occurred a Transferred Business Material Adverse Effect.

(f)	The Financing Transaction shall have been consummated and, together with other cash available to the Partnership, shall provide available financing to the Partnership in an amount no less than the amount of the Cash Consideration.

(g)	The transactions contemplated in the CCA Agreement relating to the Contributed Interests, the Transferred Assets and the Transferred Business (including, for purposes of clarification, any movement of ownership interests or reorganizations internal to the entities controlled directly or indirectly by Williams and its Affiliates other than the Contributing Parties that are necessary to position the Contributed Interests for contribution pursuant to the terms of this Agreement and the CCA Agreement) shall have been consummated.

(h)	The Fort Union Interests shall have been conveyed to RMT pursuant to the Assignment and Assumption Agreement.

(i)	The Contributing Parties shall have delivered, or caused to be delivered, to the Partnership Parties all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.3(b).
6.2 Conditions to the Obligation of the Contributing Parties.
The obligation of the Contributing Parties to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Contributing Parties:
(a)	The representations and warranties of the Partnership Parties set forth in this Agreement shall be true and correct (without giving effect to any materiality standard or Partnership Material Adverse Effect qualification) as of the date of this Agreement and on the Closing Date as if made on such date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct (without giving effect to any materiality standard or Partnership

Material Adverse Effect qualification) as of such specified date, except, in each case, to the extent that failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Partnership Material Adverse Effect. The Partnership Parties shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing. Each of the Partnership Parties shall have delivered to the Contributing Party a certificate, dated as of the Closing Date and signed by an authorized officer of such Partnership Party or its general partner confirming the foregoing matters set forth in this Section 6.2(a) (together, the “Partnership Parties Closing Certificates”).
(b)	All necessary filings with and consents, approvals, licenses, permits, orders and authorizations of any Governmental Authority required for the consummation of the transactions contemplated in this Agreement (including any required by the HSR Act) shall have been made and obtained, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein shall have expired or been terminated.

(c)	All necessary consents of any Person not a party hereto, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained.

(d)	No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to recover damages in connection therewith.

(e)	Since the date of this Agreement, there shall not have occurred a Partnership Material Adverse Effect.

(f)	The Partnership Parties shall have delivered, or caused to be delivered, to the Contributing Party all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.3(c).

ARTICLE 7
TAX MATTERS
7.1 Liability for Taxes.
(a)	The Contributing Parties shall be liable for, and shall indemnify and hold the Partnership Parties and their respective subsidiaries harmless from any Taxes, together with any costs, expenses, losses or damages, including reasonable expenses of investigation and attorneys’ and accountants’ fees and expenses, arising out of or incident to the determination, assessment or collection of such Taxes (“Tax Losses”), (i) imposed on or incurred by the Contributed Company, the Transferred Assets or the Transferred Business by reason of Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation which is attributable to having been a member of any consolidated, combined or unitary group on or prior to and including the Closing Date, (ii) any Tax Losses (other than Tax Losses described in clause (i) above) imposed on or incurred by or with respect to the Contributed Company, the Transferred Assets or the Transferred Business with respect to the period prior to and including the Closing Date, or (iii) attributable to a breach by the Contributing Party of any representation (other than those contained in Section 3.11, to which Article 9 shall be applicable), warranty or covenant with respect to Taxes in this Agreement.

(b)	The Partnership Parties shall be liable for, and shall indemnify and hold the Contributing Party and its Affiliates (other than the Partnership Parties and their subsidiaries) harmless from, any Tax Losses (i) imposed on or incurred by the Contributed Company, the Transferred Assets or the Transferred Business with respect to the period after the Closing Date or (ii) attributable to a breach by the Partnership Parties of any covenant with respect to Taxes in this Agreement.

(c)	Whenever it is necessary for purposes of this Article 7 to determine the amount of any Taxes imposed on or incurred by the Contributed Company, the Transferred Assets or the Transferred Business for a taxable period beginning before and ending after the Closing Date which is allocable to the period prior to and including the Closing Date, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), on a per diem basis and, in the case of other Taxes, by assuming that such pre-Closing Date period constitutes a separate taxable period applicable to the Contributed Company, the Transferred Assets or the Transferred Business and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Closing Date ratably on a per diem basis). Notwithstanding anything to the contrary herein, any franchise tax paid or payable with respect to the Contributed Company, the Transferred Assets or the Transferred Business shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise tax.

(d)	If any of the Partnership Parties or their Affiliates receives a refund of any Taxes that any of the Contributing Parties are responsible for hereunder, or if the Contributing Parties or their Affiliates receive a refund of any Taxes that any of the Partnership Parties is responsible for hereunder, the party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. The parties shall cooperate in order to take all necessary steps to claim any such refund.
7.2 Tax Returns.
(a)	The Contributing Parties shall cause to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined or unitary income Tax Returns, if any) of the Williams Tax Group for all periods ending on or before the Closing Date, all the items of income, gain, loss, deduction and credit (“Tax Items”) with respect to the Transferred Assets or Transferred Business which are required to be included therein, shall cause such Tax Returns to be timely filed with the appropriate Taxing Authorities, and shall be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the periods covered by such Tax Returns.

(b)	With respect to any Tax Return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date with respect to the Contributed Company, the Transferred Assets or the Transferred Business that is not described in Section 7.2(a) above, the Contributing Parties shall cause such Tax Return to be prepared, cause to be included in such Tax Return all Tax Items required to be included therein, cause such Tax Return to be filed timely with the appropriate Taxing Authority, and be responsible for the timely payment (and entitled to any refund) of all Taxes due with respect to the period covered by such Tax Return.

(c)	With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to the Contributed Company, the Transferred Assets or the Transferred Business, the Contributing Parties shall cause such Tax Return to be prepared, cause to be included in such Tax Return all Tax Items required to be included therein, furnish a copy of such Tax Return to the Partnership Parties, file timely such Tax Return with the appropriate Taxing Authority, and be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return (but shall have a right to recover the amount of Tax Losses attributable to the portion of the taxable period occurring after the Closing Date pursuant to Section 7.1(b)).

(d)	Any Tax Return not yet filed for any taxable period that begins before the Closing Date with respect to the assets or operations of the Contributed Company, the Transferred Assets or the Transferred Business shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Applicable Law), and to the extent any items are not covered by past practices, in accordance with reasonable tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.
7.3 Tax Treatment of Indemnity Payments.
All indemnification payments made under this Agreement, including any payment made under this Article 7, shall be treated as increases or decreases to the Cash Consideration for Tax purposes.
7.4 Transfer Taxes.
The Contributing Parties shall file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the “Transfer Taxes”) and shall be liable for and shall timely pay such Transfer Taxes. If required by applicable Law, the Partnership Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.
7.5 Survival.
Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the parties hereto with respect to any Tax matter covered by this Agreement shall survive the Closing and shall not terminate until the expiration of the applicable statutes of limitations (including all periods of extension and tolling) applicable to such Tax matter.
7.6 Conflict.
In the event of a conflict between the provisions of this Article 7 and any other provisions of this Agreement, the provisions of this Article 7 shall control.

ARTICLE 8
TERMINATION
8.1 Events of Termination.
This Agreement may be terminated at any time prior to the Closing Date:
(a)	by mutual written consent of the parties;

(b)	by the Partnership Parties, on the one hand, or the Contributing Parties, on the other hand, in writing after December 31, 2010, if the Closing has not occurred by such date, provided that as of such date the terminating party is not in default under this Agreement;

(c)	by the Partnership Parties, on the one hand, or the Contributing Party, on the other hand, in writing without prejudice to other rights and remedies that the terminating party or its Affiliates may have (provided the terminating party and its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other party has breached or failed to perform in any respect any of its representations, warranties, covenants or agreements contained herein and such breach or failure to perform (i) would give rise to the failure of a condition specified in Article 6, (ii) cannot be cured or has not been cured within ten (10) days following delivery of written notice from the non-defaulting party of such breach of this Agreement and (iii) has not been waived by the non-defaulting party;

(d)	by the Partnership Parties, on the one hand, or the Contributing Parties, on the other hand, in writing, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on any of the parties, which prohibits or restrains them from consummating the transactions contemplated hereby, provided that the parties shall have used their commercially reasonable efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within thirty (30) days after entry by any such Governmental Authority;

(e)	by the Contributing Parties if any of the conditions set forth in Section 6.2 have become incapable of fulfillment, and have not been waived in writing by the Contributing Parties; or

(f)	by the Partnership Parties if any of the conditions set forth in Section 6.1 have become incapable of fulfillment, and have not been waived in writing by the Partnership Parties;
8.2 Effect of Termination.
If a party terminates this Agreement as provided in Section 8.1 above, such termination shall be without liability and none of the provisions of this Agreement shall remain effective or enforceable, except for those contained in this Section 8.2 and Article 10. Notwithstanding and in addition to the foregoing, in the event that this Agreement is terminated pursuant to Section 8.1(c) or if any party is otherwise in breach of this Agreement, (a) such breaching party or parties shall remain liable for its or their obligations under Article 7 and/or Article 9, and (b) such termination shall not relieve such breaching party of any liability for a willful breach of any covenant or agreement under this Agreement or be deemed a waiver of any available remedy (including specific performance, if available) for any such breach.
ARTICLE 9
INDEMNIFICATION UPON CLOSING
9.1 Indemnification of the Partnership Parties.
Subject to the limitations set forth in this Agreement, the Contributing Parties, from and after the Closing Date, shall indemnify, defend and hold the Partnership Parties, their subsidiaries (including the Contributed Company) and their respective securityholders, directors, officers, and employees, and the officers, directors and employees of the General Partner, but otherwise excluding the Contributing Parties and its Affiliates (the “Partnership Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by any Partnership Indemnified Party as a result of or arising out of (i) any breach or inaccuracy of a representation or warranty of the Contributing Parties in this Agreement or any Contributing Parties Closing Document, (ii) any breach of any agreement or covenant on the part of the Contributing Parties made under this Agreement or any Contributing Parties Closing Document or in connection with the transaction contemplated hereby or thereby, or (iii) any breach or violation of any Environmental Laws by the Contributed Company or relating to the Transferred Assets that occurs prior to Closing. For purposes of this Section 9.1, whether the Contributing Parties have breached any of their representations and warranties herein shall be determined without giving effect to any qualification as to “materiality” (including the word “material” or “Transferred Business Material Adverse Effect”). Furthermore, for purposes of this Section 9.1, the Contributing Parties Closing Documents shall be deemed to exclude all Ancillary Agreements other than the CCA Agreement.
9.2 Indemnification of the Contributing Parties.
Subject to the limitations set forth in this Agreement, the Partnership Parties shall indemnify, defend and hold the Contributing Parties, their Affiliates (other than any of the Partnership Indemnified Parties) and their respective securityholders, directors, officers, and employees (the “Contributing Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by the Contributing Indemnified Parties as a result of or arising out of (i) any breach or inaccuracy of a representation or warranty of the Partnership Parties in this Agreement or any Partnership Parties Closing Document or (ii) any breach of any agreement or covenant on the part of the Partnership Parties made under this Agreement or any Partnership Parties Closing Document or in connection with the transaction contemplated hereby or thereby. For purposes of this Section 9.2, whether the Partnership Parties have breached any of their representations and warranties herein shall be determined without giving effect to any qualification as to “materiality” (including the word “material” or “Partnership Material Adverse Effect”).

Furthermore, for purposes of this Section 9.2, the Partnership Parties Closing Documents shall be deemed to exclude all Ancillary Agreements other than the CCA Agreement.
9.3 Tax Indemnification.
With the exception of a breach or inaccuracy of the representations and warranties of the Contributing Party contained in Section 3.11, nothing in this Article 9 shall apply to liability with respect to Taxes, the liability with respect to which shall be as set forth in Article 7.
9.4 Survival.
All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Articles 3 and 4 and in any certificate delivered in connection herewith with respect to any of those representations and warranties shall terminate and expire on the first day of the 18th month following the month in which Closing occurs, except (a) the representations and warranties of the Contributing Parties set forth in Section 3.11 shall survive until 30 days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (b) the representations and warranties of the Contributing Parties set forth in Section 3.12 and Section 3.16 shall terminate and expire on the third anniversary of the Closing Date, (c) the representations and warranties of the Contributing Party set forth in Section 3.1, Section 3.2 and Section 3.4 shall survive forever and (d) the representations and warranties of the Partnership Parties set forth in Section 4.1 and Section 4.2 shall survive forever. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article 9 on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article 9 to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 9.4, no claim presented in writing for indemnification pursuant to this Article 9 on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration. The indemnification obligations under this Article 9 or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party. The covenants and agreements entered into pursuant to this Agreement to be performed after the Closing shall survive the Closing.
9.5 Demands.
Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such claims for indemnity involving third party claims being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement.

If the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against an Indemnity Claim and to make a timely response thereto, the indemnifying party’s indemnity obligation relating to such Indemnity Claim shall be limited to the extent that such failure has actually prejudiced or damaged the indemnifying party with respect to that Indemnity Claim.
9.6 Right to Contest and Defend.
The indemnifying party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Indemnity Claim for which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within twenty (20) days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.
The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense or injunctive relief. If the indemnifying party does not elect to contest any such Indemnity Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party assumes the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party as determined by the indemnified party in its sole discretion.
Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

9.7 Cooperation.
If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.
9.8 Right to Participate.
The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such Persons.
9.9 Payment of Damages.
The indemnification required hereunder in respect of Indemnity Claims shall be made by periodic payments of the amount of Damages in connection therewith, within ten (10) days as and when reasonably specific bills are received by, or Damages are incurred and reasonable evidence thereof is delivered to, the indemnifying party. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all insurance proceeds and any indemnification reimbursement proceeds received from third parties credited to or received by the indemnified party related to the Damages.
9.10 Limitations on Indemnification.
(a)	To the extent that the Partnership Indemnified Parties would otherwise be entitled to indemnification for Damages pursuant to Section 9.1, the Contributing Party shall be liable only if (i) the Damages with respect to a claim exceed $300,000 (the “Minimum Claim Amount”) and (ii) the Damages for all claims that exceed the Minimum Claim Amount exceed, in the aggregate, $3,000,000 (the “Deductible Amount”), and then the Contributing Party shall be liable only for Damages to the extent of any excess over the Deductible Amount. In no event shall the Contributing Party’s aggregate liability to the Partnership Indemnified Parties under Section 9.1 exceed $100,000,000 (the “Ceiling Amount”). Notwithstanding the foregoing, (i) the Deductible Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 3.1, Section 3.2, Section 3.4, Section 3.22 and Section 3.23 and (ii) the Ceiling Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 3.4; provided, that the Contributing Parties’ aggregate liability for a breach or inaccuracy of such Section 3.4 shall not exceed an amount equal to Aggregate Consideration minus the amount of all other Damages payable by the Contributing Parties hereunder.
(b)	To the extent the Contributing Indemnified Parties would otherwise be entitled to indemnification for Damages pursuant to Section 9.2, the Partnership Parties shall be liable only if (i) the Damages with respect to a claim exceed the Minimum Claim Amount and (ii) the Damages for all claims that exceed the Minimum Claim Amount exceed, in the aggregate, the Deductible Amount, and then the Partnership Parties shall be liable only for Damages to the extent of any excess over the Deductible Amount. In no event shall the Partnership Parties’ aggregate liability to the Contributing Indemnified Parties under Section 9.2 exceed the Ceiling Amount. Notwithstanding the foregoing, the Deductible Amount shall not apply to breaches or inaccuracies of representations and warranties contained in Section 4.1, Section 4.2 and Section 4.4.
(c)	Additionally, neither the Partnership Parties, on the one hand, nor the Contributing Parties, on the other hand, will be liable as an indemnitor under this Agreement for any consequential, incidental, special, indirect or exemplary damages suffered or incurred by the indemnified party or parties except to the extent resulting pursuant to Indemnity Claims.
9.11 Sole Remedy.
Should the Closing occur, no party shall have liability under this Agreement, any of the Closing Documents or the transactions contemplated hereby or thereby except as is provided in Article 7 or this Article 9 (other than claims or causes of action arising from intentional fraud).
ARTICLE 10
MISCELLANEOUS
10.1 Expenses.
Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.
10.2 Notices.
Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another party hereto (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or by telecopier, as follows:
If to the Contributing Parties, addressed to:
The Williams Companies, Inc.
One Williams Center

Tulsa, Oklahoma 74172-0172
Attention: General Counsel
Telecopy: (918) 573-5942
If to the Partnership Parties, addressed to:
Williams Partners L.P.
One Williams Center
Tulsa, Oklahoma 74172-0172
Attention: Chief Financial Officer
Telecopy: (918) 573-0871
with copies to:
Williams Partners L.P.
One Williams Center, Suite 4900
Tulsa, Oklahoma 74172-0172
Attention: General Counsel and Conflicts Committee Chair
Telecopy: (918) 573-5942
and
Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention: Joshua Davidson
Telecopy: (713) 229-2727
Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
10.3 Governing Law.
This Agreement shall be governed and construed in accordance with the substantive laws of the State of New York without reference to principles of conflicts of law.
10.4 Public Statements.
The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by Applicable Law or stock exchange regulations.

10.5 Entire Agreement; Amendments and Waivers.
(a)	This Agreement and the Closing Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each party to this Agreement agrees that no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the Closing Documents.

(b)	No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
10.6 Conflicting Provisions.
This Agreement and the Closing Documents, read as a whole, set forth the parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In the Agreement and the Closing Documents, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Closing Documents, this Agreement shall control.
10.7 Binding Effect and Assignment.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of each other party. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.
10.8 [Reserved]
10.9 Severability.
If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Partnership Parties and the Contributing Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

10.10 Interpretation.
It is expressly agreed by the parties that neither this Agreement nor any of the Closing Documents shall be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, any Closing Document or any provision hereof or thereof or who supplied the form of this Agreement or any of the Closing Documents. Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
10.11 Headings and Disclosure Schedules.
The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Schedules and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Disclosure Schedules and such Exhibits are incorporated in the definition of “Agreement.”
10.12 Multiple Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
10.13 Action by Partnership Parties.
With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by the Partnership Parties on or prior to the Closing Date, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Partnership Parties.
* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WILLIAMS PRODUCTION RMT COMPANY LLC

By:	/s/ Ralph A. Hill

Name:	Ralph A. Hill
Title:	Senior Vice President

WILLIAMS ENERGY SERVICES, LLC

By:	/s/ Alan S. Armstrong

Name:	Alan S. Armstrong
Title:	Senior Vice President

WILLIAMS PARTNERS GP LLC

By:	/s/ Donald R. Chappel

Name:	Donald R. Chappel
Title:	Chief Financial Officer

WILLIAMS PARTNERS L.P.

By:	Williams Partners GP LLC, its general partner

By:	/s/ Donald R. Chappel

Name:	Donald R. Chappel
Title:	Chief Financial Officer

WILLIAMS PARTNERS OPERATING LLC

By:	Williams Partners L.P., its managing member

By:	Williams Partners GP LLC, its general partner

By:	/s/ Donald R. Chappel

Name:	Donald R. Chappel
Title:	Chief Financial Officer

WILLIAMS FIELD SERVICES GROUP, LLC

By:	/s/ Rory L .Miller

Name:	Rory L. Miller
Title:	Vice President